Exhibit 99.5

iHeartMedia Reaches Agreement in Principle with Stakeholders Across Capital Structure to Definitively Restructure Debt and Further Enhance Position as America’s #1 Audio Company

iHeartMedia, Inc. and Certain Subsidiaries Voluntarily Commence Chapter 11 Proceedings to Implement Agreed Upon Balance Sheet Restructuring

Day-to-Day Operations Will Continue as Usual During Restructuring Process

Clear Channel Outdoor Holdings, Inc. and Subsidiaries Did Not Commence Chapter 11 Proceedings

San Antonio, TX, March 14, 2018 – iHeartMedia, Inc. (PINK: IHRT) today announced that it has reached an agreement in principle with holders of more than $10 billion of its outstanding debt and its financial sponsors. The agreement reflects widespread support across the capital structure for a comprehensive balance sheet restructuring that will reduce iHeartMedia’s debt by more than $10 billion. iHeartMedia, America’s #1 audio company, will continue operating the business in the ordinary course as a leading global multi-platform media, entertainment and data company.

“iHeartMedia has created a highly successful operating business, generating year-over-year revenue growth in each of the last 18 consecutive quarters. We have transformed a traditional broadcast radio company into a true 21st century multi-platform, data-driven, digitally-focused media and entertainment powerhouse with unparalleled reach, products and services now available on more than 200 platforms, and the iHeartRadio master brand that ties together our almost 850 radio stations, our digital platform, our live events, and our 129 million social followers,” said Bob Pittman, Chairman and Chief Executive Officer. “The agreement we announced today is a significant accomplishment, as it allows us to definitively address the more than $20 billion in debt that has burdened our capital structure. Achieving a capital structure that finally matches our impressive operating business will further enhance iHeartMedia’s position as America’s #1 audio company.”

To implement the balance sheet restructuring contemplated by the agreement in principle, iHeartMedia and certain of its subsidiaries, including iHeartCommunications, Inc., have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. Clear Channel Outdoor Holdings, Inc. and its subsidiaries did not commence Chapter 11 proceedings.

The Company has filed with the Bankruptcy Court a series of customary motions seeking to maintain business-as-usual operations and uphold its commitments to its valued employees and other stakeholders during the process. These “first day” motions, which the Company expects to be granted in short order, will help facilitate a smooth transition into Chapter 11.

iHeartMedia believes that its cash on hand, together with cash generated from ongoing operations, will be sufficient to fund and support the business during the Chapter 11 proceedings.

For additional information about iHeartMedia’s restructuring, including access to Court filings and other documents, please visit https://cases.primeclerk.com/iHeartMedia, call the Company’s Restructuring Information Hotline at (877) 756-7779 (for toll-free domestic calls) and (347) 505-7142 (for tolled international calls), or email iheartmediainfo@primeclerk.com.

Kirkland & Ellis LLP is serving as legal counsel to iHeartMedia, Moelis & Company is serving as the Company’s investment banker, and Alvarez & Marsal is serving as the Company’s financial advisor.

About iHeartMedia, Inc. / iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media, entertainment and data companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches 31 countries across four continents, connecting people to brands using innovative new technology.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “would,” “estimate,” “continue,” or “future,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the proposed restructuring of iHeartMedia and future outcomes. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in iHeartMedia’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the effects of the Bankruptcy Court rulings in the Chapter 11 proceedings and the outcome of the proceedings in general;

•	the length of time iHeartMedia will operate in the Chapter 11 proceedings;

•	the risk that the restructuring may not be consummated in accordance with the terms of the agreement in principle, or that persons not party to the agreement in principle may successfully challenge the implementation thereof;

•	iHeartMedia’s ability to comply with the milestones set forth in the agreement in principle;

•	risks associated with third party motions in the Chapter 11 proceedings, which may hinder or delay iHeartMedia’s ability to consummate the restructuring;

•	the potential adverse effects of Chapter 11 proceedings on iHeartMedia’s liquidity or results of operations or its ability to pursue its business strategies;

•	litigation outcomes and judicial and governmental body actions, including but not limited to, the assertion and outcome of litigation or other claims that have been brought and may be brought against iHeartMedia by certain creditors;

•	iHeartMedia’s significant liquidity requirements;

•	increased levels of employee attrition during the Chapter 11 proceedings; and

•	economic, business, competitive, and/or regulatory factors affecting iHeartMedia’s and its subsidiaries’ business generally.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. iHeartMedia disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Contacts

iHeartMedia, Inc.

Wendy Goldberg, Executive Vice President – Communications

(212) 377-1105

WendyGoldberg@iheartmedia.com

Finsbury

Kal Goldberg / Sherri L. Toub

(646) 805-2851

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